EXHIBIT 16.1

Morrill & Associates, LLC
Certified Public Accountants
1448 North 2000 West, Suite 3
Clinton, Utah 84015
801-820-6233 Phone; 801-820-6628 Fax

October 9, 2013

Securities and Exchange Commission
100 F Street N.E.
Washington DC 20549

Ladies and Gentleman:

We have read the statements made by The American Energy Group, Ltd. in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Current Report on Form 8-K regarding the event that occurred on September 5, 2013 and are in agreement with the statements contained in such Item 4.01 insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Morrill & Associates

Morrill & Associates